                               PAGE   1   OF
24
                                     -----
                       ----SECURITIES AND
                       EXCHANGE COMMISSION
                             WASHINGTON, D.C.
                             20549

SCHEDULE 13G.  INFORMATION TO BE INCLUDED IN STATEMENTS FILED
PURSUANT
TO 13D-1(B) AND AMENDMENTS THERETO FILED PURSUANT TO 13D-2(B)

                            SCHEDULE 13G

              Under the Securities Exchange Act of 1934


                           NORTHERN INDIANA PUBLIC SE --------------
-----------------------------------------------------------------
                                (Name of Issuer)


                            COMMON STOCK
--------------------------------------------------------------------
                         -----------(Title of Class of Securities)


                              66526286
--------------------------------------------------------------------
                                 -----------(CUSIP Number)

                          ----------------

     Check the following box if a fee is being paid with this statement. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.) / /
    *The remainder of this cover page shall be filled out for a reporting
person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see Notes).

                        PAGE   2   OF   24
                                     -----    -----
CUSIP No. 66526286
                  13G

(1)  Names of Reporting Persons.
     S.S. or I.R.S. Identification Nos. of Above Persons

          AMVESCAP PLC
          No. S.S. or I.R.S. Identification Number

(2)  Check the Appropriate Box if a Member of a Group (See
Instructions)
                        (a)  / /
                        (b)  /X/

(3)  SEC Use Only

(4)  Citizenship or Place of

Organization

     England

     Number of Shares    (5)  Sole
Voting Power
     Beneficially             None
     Owned by            (6)  Shared
Voting Power
     Each Reporting
70,000
     Person With         (7)  Sole Dispositive Power
                          None
                         (8)  Shared Dispositive Power
                                  70,000

(9)  Aggregate Amount Beneficially Owned by Each
Reporting Person
         70,000

(10) Check if the Aggregate Amount in Row (9) Excludes
     Certain Shares (See Instructions)            / /

(11) Percent of Class Represented by Amount in Row (9)
         16.279%

(12) Type of Reporting Person (See Instructions)

     H.C.

                               PAGE   3   OF   24
                                     -----    -----
CUSIP No. 66526286
                  13G

(1)  Names of Reporting Persons.
     S.S. or I.R.S. Identification Nos. of Above Persons
          AVZ, Inc.
          No. S.S. or I.R.S. Identification Number

(2)  Check the Appropriate Box if a Member of a Group (See
                        Instructions) (a)  / /
                        (b)  /X/

(3)  SEC Use Only

(4)  Citizenship or Place of

Organization

     England

     Number of Shares    (5)  Sole
Voting Power
     Beneficially             None
     Owned by            (6)  Shared
Voting Power
     Each Reporting
70,000
     Person With         (7)  Sole Dispositive Power
                              None
                         (8)  Shared Dispositive Power
                           70,000

(9)  Aggregate Amount Beneficially Owned by Each Reporting
Person
         70,000

(10) Check if the Aggregate Amount in Row (9) Excludes
     Certain Shares (See Instructions)            / /

(11) Percent of Class Represented by Amount in Row (9)
         16.279%

(12) Type of Reporting Person (See Instructions)

     H.C.

                                PAGE  4   OF   24
                                     -----    -----
CUSIP No. 66526286
                  13G

(1)  Names of Reporting Persons.
     S.S. or I.R.S. Identification Nos. of Above Persons

          A I M Management Group Inc.
          No. S.S. or I.R.S. Identification Number

(2)  Check the Appropriate Box if a Member of a Group (See
                        Instructions) (a)  / /
                        (b)  /X/

(3)  SEC Use Only

(4)  Citizenship or Place of

Organization

     England

     Number of Shares    (5)  Sole
Voting Power
     Beneficially             None
     Owned by            (6)  Shared
Voting Power
     Each Reporting
70,000
     Person With         (7)  Sole
Dispositive Power
                              None
                         (8)  Shared
                              Dispositive
                              Power
                              70,000

(9)  Aggregate Amount Beneficially Owned by Each Reporting
Person
         70,000
(10) Check if the Aggregate Amount in Row (9) Excludes
     Certain Shares (See Instructions)            / /
(11) Percent of Class Represented by Amount in Row (9)
         16.279%

(12) Type of Reporting Person (See Instructions)

     H.C

                               PAGE   5   OF   24
                                     -----    -----
CUSIP No. 66526286
                  13G

(1)  Names of Reporting Persons.
     S.S. or I.R.S. Identification Nos. of Above Persons

          AMVESCAP Group Services, Inc.
          No. S.S. or I.R.S. Identification Number

(2)  Check the Appropriate Box if a Member of a Group (See
                        Instructions) (a)  / /
                        (b)  /X/

(3)  SEC Use Only

(4)  Citizenship or Place of

Organization

     England

     Number of Shares    (5)  Sole
Voting Power
     Beneficially             None
     Owned by            (6)  Shared
Voting Power
     Each Reporting
70,000
     Person With         (7)  Sole Dispositive Power
                          None
                         (8)  Shared Dispositive Power
                                  70,000

(9)  Aggregate Amount Beneficially Owned by Each
Reporting Person
         70,000

(10) Check if the Aggregate Amount in Row (9) Excludes
     Certain Shares (See Instructions)            / /

(11) Percent of Class Represented by Amount in Row (9)
         16.279%

(12) Type of Reporting Person (See Instructions)

     H.C.

                               PAGE   6   OF   24
                                     -----    -----
CUSIP No. 66526286
                  13G

(1)  Names of Reporting Persons.
     S.S. or I.R.S. Identification Nos. of Above Persons

          INVESCO, Inc.
          No. S.S. or I.R.S. Identification Number
(2)  Check the Appropriate Box if a Member of a Group (See
                        Instructions) (a)  / /
                        (b)  /X/

(3)  SEC Use Only

(4)  Citizenship or Place of

Organization

     England

     Number of Shares    (5)  Sole
Voting Power
     Beneficially             None
     Owned by            (6)  Shared
Voting Power
     Each Reporting
70,000
     Person With         (7)  Sole Dispositive Power
                          None
                         (8)  Shared Dispositive Power
                                  70,000

(9)  Aggregate Amount Beneficially Owned by Each
Reporting Person
         70,000

(10) Check if the Aggregate Amount in Row (9) Excludes
     Certain Shares (See Instructions)            / /

(11) Percent of Class Represented by Amount in Row (9)
         16.279%

(12) Type of Reporting Person (See Instructions)

     H.C.

                                PAGE  7   OF   24
                                     -----    -----
CUSIP No. 66526286
                  13G

(1)  Names of Reporting Persons.
     S.S. or I.R.S. Identification Nos. of Above Persons

          INVESCO North American Holdings, Inc.
          No. S.S. or I.R.S. Identification Number

(2)  Check the Appropriate Box if a Member of a Group (See
                        Instructions) (a)  / /
                        (b)  /X/

(3)  SEC Use Only

(4)  Citizenship or Place of

Organization

     England

     Number of Shares    (5)  Sole
Voting Power
     Beneficially             None
     Owned by            (6)  Shared
Voting Power
     Each Reporting
70,000
     Person With         (7)  Sole Dispositive Power
                        None
                         (8)  Shared Dispositive
Power
                                  70,000

(9)  Aggregate Amount Beneficially Owned by Each
     Reporting Person     70,000

(10) Check if the Aggregate Amount in Row (9) Excludes
     Certain Shares (See Instructions)            / /

(11) Percent of Class Represented by Amount in Row (9)
         16.279%

(12) Type of Reporting Person (See Instructions)

     H.C.

                                PAGE  8   OF   24
                                     -----    -----
CUSIP No. 66526286
                  13G

(1)  Names of Reporting Persons.
     S.S. or I.R.S. Identification Nos. of Above Persons

          INVESCO Capital Management, Inc.
          No. S.S. or I.R.S. Identification Number

(2)  Check the Appropriate Box if a Member of a Group (See
                        Instructions) (a)  / /
                        (b)  /X/

(3)  SEC Use Only

(4)  Citizenship or Place of

Organization

     England

     Number of Shares    (5)  Sole
Voting Power
     Beneficially             None
     Owned by            (6)  Shared
Voting Power
     Each Reporting
70,000
     Person With         (7)  Sole Dispositive Power
                              None
                         (8)  Shared Dispositive Power
                           70,000

(9)  Aggregate Amount Beneficially Owned by Each Reporting
Person
         70,000

(10) Check if the Aggregate Amount in Row (9) Excludes
     Certain Shares (See Instructions)            / /

(11) Percent of Class Represented by Amount in Row (9)
         16.279%

(12) Type of Reporting Person (See Instructions)

     H.C.

                                PAGE  9   OF   24
                                     -----    -----
CUSIP No. 66526286
                  13G

(1)  Names of Reporting Persons.
     S.S. or I.R.S. Identification Nos. of Above Persons

          INVESCO Funds Group, Inc.
          No. S.S. or I.R.S. Identification Number

(2)  Check the Appropriate Box if a Member of a Group (See
Instructions)
                        (

                        a

                        )

                        /

                        /

                        (

                        b

                        )

                        /

                        X

                        /

(3)  SEC Use Only

(4)  Citizenship or Place of

Organization

     England

     Number of Shares    (5)  Sole
Voting Power
     Beneficially             None
     Owned by            (6)  Shared
Voting Power
     Each Reporting
70,000
     Person With         (7)  Sole Dispositive Power
                              None
                         (8)  Shared Dispositive Power
                           70,000

(9)  Aggregate Amount Beneficially Owned by Each Reporting
Person
         70,000

(10) Check if the Aggregate Amount in Row (9) Excludes
     Certain Shares (See Instructions)            / /

(11) Percent of Class Represented by Amount in Row (9)
         16.279%

(12) Type of Reporting Person (See Instructions)

     H.C.

                               PAGE  10   OF   24
                                     -----    -----
CUSIP No. 66526286
                  13G

(1)  Names of Reporting Persons.
     S.S. or I.R.S. Identification Nos. of Above Persons

          INVESCO Management & Research, Inc.
          No. S.S. or I.R.S. Identification Number

(2)  Check the Appropriate Box if a Member of a Group (See
                        Instructions) (a)  / /
                        (b)  /X/

(3)  SEC Use Only

(4)  Citizenship or Place of

Organization

     England

     Number of Shares    (5)  Sole
Voting Power
     Beneficially             None
     Owned by            (6)  Shared
Voting Power
     Each Reporting
70,000
     Person With         (7)  Sole Dispositive Power
                          None
                         (8)  Shared Dispositive Power
                                  70,000

(9)  Aggregate Amount Beneficially Owned by Each
Reporting Person
         70,000

(10) Check if the Aggregate Amount in Row (9) Excludes
     Certain Shares (See Instructions)            / /

(11) Percent of Class Represented by Amount in Row (9)
         16.279%

(12) Type of Reporting Person (See Instructions)

     H.C.

                               PAGE  11   OF   24
                                     -----    -----
CUSIP No. 66526286
                  13G

(1)  Names of Reporting Persons.
     S.S. or I.R.S. Identification Nos. of Above Persons

          INVESCO Realty Advisers, Inc.
          No. S.S. or I.R.S. Identification Number

(2)  Check the Appropriate Box if a Member of a Group (See
                        Instructions) (a)  / /
                        (b)  /X/

(3)  SEC Use Only

(4)  Citizenship or Place of

Organization

     England

     Number of Shares    (5)  Sole
Voting Power
     Beneficially             None
     Owned by            (6)  Shared
Voting Power
     Each Reporting
70,000
     Person With         (7)  Sole Dispositive Power
                              None
                         (8)  Shared Dispositive Power
                           70,000

(9)  Aggregate Amount Beneficially Owned by Each Reporting
Person
         70,000

(10) Check if the Aggregate Amount in Row (9) Excludes
     Certain Shares (See Instructions)            / /

(11) Percent of Class Represented by Amount in Row (9)
         16.279%

(12) Type of Reporting Person (See Instructions)

     H.C.

                               PAGE  12   OF   24
                                     -----    -----
CUSIP No. 66526286
                  13G

(1)  Names of Reporting Persons.
     S.S. or I.R.S. Identification Nos. of Above Persons

          INVESCO (NY) Asset Management, Inc.
          No. S.S. or I.R.S. Identification Number

(2)  Check the Appropriate Box if a Member of a Group (See
                        Instructions) (a)  / /
                        (b)  /X/

(3)  SEC Use Only
(4)  Citizenship or Place of
Organization
     England
     Number of Shares    (5)  Sole
Voting Power
     Beneficially             None
     Owned by            (6)  Shared
Voting Power
     Each Reporting
70,000
     Person With         (7)  Sole Dispositive Power
                          None
                         (8)  Shared Dispositive Power
                                  70,000

(9)  Aggregate Amount Beneficially Owned by Each
Reporting Person
         70,000

(10) Check if the Aggregate Amount in Row (9) Excludes
     Certain Shares (See Instructions)            / /

(11) Percent of Class Represented by Amount in Row (9)
         16.279%

(12) Type of Reporting Person (See Instructions)

     H.C.

                               PAGE   13   OF   24
                                     -----    -----
ITEM 1 (A)  NAME OF ISSUER:
               NORTHERN INDIANA PUBLIC SE

ITEM 1 (B)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE
OFFICES:
               5365 HOHMAN AVE
               HAMMOND, INDIANA 46320-1775

ITEM 2 (A)  NAME OF PERSON(S) FILING:

               AMVESCAP PLC

ITEM 2(B)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF
               NONE, RESIDENCE: 11 Devonshire Square
               1315 Peachtree Street, N.W. London EC2M 4YR
               Atlanta, Georgia  30309
               England

ITEM 2 (C)  CITIZENSHIP:

               Organized under the laws of England

ITEM 2 (D)  TITLE OF CLASS OF SECURITIES

               Common Stock

ITEM 2 (E)  CUSIP NUMBER:   66526286
                           -------------

ITEM 3   IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B)
    OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

(a) / /   Broker or Dealer registered under Section 15 of the
Act.
(b) / /   Bank as defined in Section 3(a)(6) of the Act.
(c) / /   Insurance Company as defined in Section 3(a)(19) of
the Act.
(d) / /   Investment Company registered under Section 8 of the
Investment
          Company Act.
(e) / /   Investment Adviser registered under Section 203 of the
Investment
          Advisers Act of 1940.
(f) / /   Employee Benefit Plan, Pension Fund which is subject to
provisions of
          Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F).
(g) /X/   Parent Holding Company in accordance with Rule 13d-
1(b)(ii)(G).
(h) / /   Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

                        PAGE   14   OF   24
                                     -----    -----
ITEM 4  (A) - (C)  OWNERSHIP:
The information in items 1 and 5-11 on the cover pages (pp 2-6) of this statement on Schedule 13G is hereby incorporated by reference.

The reporting persons expressly declare that the filing of this statement on Schedule 13G shall not be construed as an admission that they are, for the purposes of Section 13(d) or 13(g) of the Securities and Exchange Act of 1934, the beneficial owners of any
securities covered by this statement. ITEM 5      OWNERSHIP OF FIVE
PERCENT OR LESS OF A CLASS      / /
Not Applicable
ITEM 6    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
PERSON
The reporting persons hold the securities covered by this report on behalf of other persons who have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of such securities. The interest of any such persons does not exceed 5% of the class of securities. ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARIES WHICH
ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
COMPANY:
  X    AVZ, Inc. - holding company in accordance with
----   Rule 13d-1(b)(ii)(G)
  AIM Management Group Inc. - holding company in accordance with
                               Rule
----   13d-1(b)(ii)(G)
  X    AMVESCAP Group Services, Inc. - holding company in
accordance with Rule
----   13d 1(b)(ii)(G)
  X    INVESCO, Inc. - holding company in accordance with Rule
----   13d-1(b)(ii)(G)
  X    INVESCO North American Holdings, Inc. - holding company
also
----   in accordance with Rule 13d-1(b)(ii)(G)
 INVESCO Capital Management, Inc. - investment adviser registered
----   under Section 203 of the Investment Advisers Act of 1940.
  INVESCO Funds Group, Inc. - investment adviser registered under
----   Section 203 of the Investment Advisers Act of 1940.
       INVESCO Management & Research, Inc. - investment adviser
----   registered under Section 203 of the Investment Advisers Act of 1940.
       INVESCO Realty Advisors, Inc. - investment adviser
----   registered under Section 203 of the Investment Advisers Act of 1940
       NORTHERN INDIANA PUBLIC SE   INVESCO (NY) Asset Management,
       Inc. holding company in accordance
----   with Rule 13d-1(b)(ii)(G)
  INVESCO MIM Management Limited -  investment adviser  organized
----   in England.
 INVESCO Asset Management Limited - investment adviser  organized in
----   England.
Subsidiaries not indicated with (X) have acquired no shares of security being reported on.
ITEM 8 IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP.
Not applicable.
ITEM 9 NOTICE OF DISSOLUTION OF GROUP.
Not applicable.

                        PAGE   15   OF   24
                                     -----    -----
ITEM 10  CERTIFICATION:

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.
SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



--------------------------------
(Date)

/s/ Michael Perman
--------------------------------
Michael Perman,
as Company Secretary for
AMVESCAP PLC

                        PAGE   16  OF   24
                                     -----    -----
ITEM 10  CERTIFICATION:

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



--------------------------------
(Date)

/s/ David A. Hartley
--------------------------------
David A. Hartley, as Company Secretary for each
AVZ, Inc. and
AMVESCAP Group Services, Inc.

                        PAGE   17   OF   24
                                     -----    -----
ITEM 10  CERTIFICATION:

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify
that the information set forth in this statement is true, complete and correct.
--------------------------------
(Date)

/s/ Carol F. Relihan
--------------------------------
Carol F. Relihan
Vice President, Secretary and General Counsel
A I M Management Group Inc.

                        PAGE   18  OF   24
                                     -----    -----
ITEM 10  CERTIFICATION:

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



--------------------------------
(Date)

/s/ Deborah A. Lamb
--------------------------------
Deborah A. Lamb, Director of Compliance
INVESCO, Inc.

                         PAGE   19 OF   24
                                     -----    -----
ITEM 10  CERTIFICATION:

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



--------------------------------
(Date)

/s/ Frank J. Keeler
-------------------------------Frank J. Keeler, Secretary
INVESCO North American Holdings, Inc.

                        PAGE   20   OF   24
                                     -----    -----
ITEM 10  CERTIFICATION:

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



--------------------------------
(Date)

/s/ Deborah A. Lamb
-------------------------------Deborah A. Lamb, Director of
Compliance INVESCO Capital Management, Inc.

                              PAGE   21   OF   24
                                    -----    -----
ITEM 10  CERTIFICATION:

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



--------------------------------
(Date)

/s/ Glen Payne
--------------------------------
Glen Payne, Sr. Vice President and General Counsel
INVESCO Funds Group, Inc.

                        PAGE   22   OF   24
                                     -----    -----
ITEM 10  CERTIFICATION:

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.
SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



--------------------------------
(Date)

/s/ Deborah A. Lamb
-------------------------------Deborah A. Lamb, Assistant Secretary
INVESCO Management & Research, Inc.
                        PAGE   23   OF   24
                                     -----    -----
ITEM 10  CERTIFICATION:

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



--------------------------------
(Date)

/s/ Deborah A. Lamb
------------------------
-------Deborah A. Lamb,
Assistant Secretary
INVESCO Realty Advisers,
Inc.

                        PAGE   24   OF   24
                                     -----    -----
ITEM 10  CERTIFICATION:

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



--------------------------------
(Date)

/s/ Roberta Moore -----
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---Roberta Moore
INVESCO (NY) Asset
Management, Inc.